EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on November 13, 2013

Two Rivers Reports 131% Increase in Revenues

DENVER – November 13, 2013 - Two Rivers Water & Farming Company (“Two Rivers”, OTCBB: TURV) (www.2riverswater.com) reported a 131% increase, year over year, in nine month revenues and a strengthening of its financial position through the elimination of short term debt.

For the nine months ended September 30, 2013, Two Rivers reported a more than doubling of its revenue to $1,054,000 from $456,000 and improved its gross margin by 136% for the same period in 2012.   Additionally, the current portion of long term debt decreased from $10,681,000 to $1,509,000 as of September 30, 2013 compared to the same date in 2012.

John McKowen, CEO of Two Rivers stated, “The improved financial results should continue as we bring on more fruit and vegetable crop production on the Bessemer Ditch in 2014.  Combining high value irrigated farming and wholesale water distribution into one company, when 85% of the water in the West is still owned by farmers, is the best model for capturing the increasing economic value of food and water.”

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  As a result of fallowing, an increment of irrigation water can be made available for municipal use without permanently drying up irrigated farmland.  Collaborative rotational farm fallowing agreements between farmers and municipalities make a portion of irrigation water available for urban use. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance we will be able to raise additional capital, that we will be able to increase the scale of our business, or that our existing resources will be sufficient to meet all of our cash needs. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com